Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Werner Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share (“Common Stock”) reserved for issuance under the Werner Enterprises, Inc. 2023 Long-Term Incentive Plan (the “2023 Plan”)	457(c) and (h)	4,000,000	(2)	$45.17	$180,680,000.00	0.00011020	$19,910.94

Total Offering Amounts								$19,910.94
Total Fee Offsets								–
Net Fee Due								$19,910.94

(1) Represents shares of the Registrant’s common stock authorized to be issued under the 2023 Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such additional indeterminate amount of shares as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the shares covered hereby.

(2) Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2023 Plan. The amount registered on this Registration Statement does not include shares of Common Stock subject to outstanding awards granted under the Registrant’s 2013 Equity Plan that may become eligible for issuance under the 2023 Plan if such awards under the 2013 Plan are forfeited, expire or are settled for cash or if shares are tendered or withheld for taxes related to a full value award under the 2013 Equity Plan, the issuance of which would be beyond the amount registered on this Registration Statement (the “Carryover Shares”). Contemporaneously with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment to certain Prior Registration Statements to reflect that the Carryover Shares available for issuance under the Prior Registration Statements may become available for issuance as shares of Common Stock under the 2023 Plan.

(3) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of the common stock of the Registrant as reported on the Nasdaq Global Select Market. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $45.17 per share, the average of the high and low price of the Common Stock on the Nasdaq Global Select Market on May 4, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).